Titan Wheel Corporation of Illinois issues record winter bonus to employees

Quincy, IL. - December 16, 2004 - Titan Wheel Corporation of Illinois, a subsidiary of Titan International, Inc. (NYSE: TWI), today issued a record winter bonus to its employees. The bonus amounted to an average payout of $2,500 per employee. Each employee received $200 of their bonus in Sacajawea golden dollars. This brings the total bonus for the year to approximately $5,000 per employee.

“Our employees deserve a special thanks for the tremendous job they’ve done during the past year,” stated Maurice Taylor Jr., Titan president and CEO. “This is a welcome change from all the negative talk about the state of American manufacturing. In June 2004 the company distributed $200 of the approximately $2,500 per employee summer bonus in $2 bills. Titan was hoping for silver dollars this time, but since the Federal Reserve wouldn’t provide the 200,000 coins we needed, regretfully, we had to use the Sacajawea coins; however, this is still a unique way to recognize the contribution of our employees. This makes the holiday season very special for approximately 1,000 employees and the communities in the tri-state area.”

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2003.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

Contact: Lisa Ross
Titan Communications Coordinator
(217) 221-4489